Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139671 on Form S-8 of our report dated February 15, 2007, relating to the financial statements and financial statements schedules of Microfield Group, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Microfield Group, Inc. for the year ended December 30, 2006.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

McLean, Virginia
March 15, 2007